Mid-Con Energy Partners, LP Announces Second Quarter 2016 Operating and Financial Results

TULSA, August 1, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the second quarter ended June 30, 2016. "The past two quarters have been transformational for the Partnership," commented Jeff Olmstead, President and CEO. "Our technical team has done an exceptional job of continuing to manage our wells and production in the most efficient way. To supplement our operating success during the second quarter, we have taken meaningful steps to improve the balance sheet. In the last week, we closed on the previously announced Hugoton divestiture, and separately entered into a definitive agreement to acquire Permian bolt-on properties to be funded through our previously announced private financing. The combined effect of recent debt reduction and additional collateral from the pending Permian acquisition, subject to closing, resulted in our lender group committing to a conforming borrowing base.”

SECOND QUARTER 2016 SUMMARY

•	Production averaged 4,077 Boe/d, a decrease of 4.9% sequentially and a decrease of 11.7% year-over-year.

•	Prices, inclusive of cash settlements from matured derivatives and of net premiums, averaged $47.19/Boe, an increase of 1.0% sequentially and a decrease of 16.7% year-over-year.

•	Lease Operating Expenses ("LOE") averaged $15.57/Boe, essentially flat sequentially and a decrease of 14.2% year-over-year.

•	Adjusted EBITDA, a Non-GAAP measure, was $11.6 million, a decrease of 13.2% sequentially and a decrease of 9.9% year-over-year.

•	Distributable Cash Flow, a Non-GAAP measure, was $8.6 million, a decrease of 17.4% sequentially and a decrease of 2.0% year-over-year.

SUBSEQUENT EVENTS

•	Closed previously announced Hugoton divestiture on July 28, 2016 for contract price of $18.0 million, subject to post-closing adjustments.

•	Executed definitive agreement on July 28, 2016 to acquire oil and natural gas properties in Nolan County, Texas for approximately $19.5 million, subject to post-closing adjustments.

•	Received unanimous lender support to increase conforming borrowing base to $140.0 million, subject to closing of the Permian acquisition and execution of Amendment No. 10 to the credit agreement.

The following table reflects selected unaudited operating and financial results for the second quarter of 2016, compared to the first quarter of 2016 and the second quarter of 2015. Mid-Con Energy’s unaudited condensed consolidated financial statements are included at the end of this press release.

	Three Months Ended
	June 30,	March 31,	June 30,
($ in thousands)	2016	2016	2015
Average net daily production (Boe/d)(1)	4,077	4,286	4,615
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$17,508	$18,228	$23,792
Net loss	$(15,769)	$(3,313)	$(7,944)
Adjusted EBITDA(3)	$11,630	$13,396	$12,914
Distributable Cash Flow(3)	$8,627	$10,444	$8,799
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.
(2) Net premiums include those incurred previously or upon settlement that are attributable to instruments that settled in the period.
(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

SECOND QUARTER 2016 RESULTS
Production - Production for the second quarter of 2016 was 371 MBoe, or 4,077 Boe/d. On a daily basis, this represents a 4.9% decrease from the first quarter of 2016 and an 11.7% decrease year-over-year. The decrease in sequential and year-over-year volumes was primarily due to cost saving initiatives that resulted in shutting-in 184 wells during the beginning of 2016 in response to lower commodity prices. Additionally, sequential variances reflect natural production declines in the Permian core area and election to defer workover expenses for select marginal producing wells.

Price Realizations - Oil and natural gas sales were $14.8 million in the second quarter of 2016, or $39.83/Boe of production. On a Boe basis, this represents a 37.9% increase from the first quarter of 2016 and a 22.6% decrease year-over-year. Cash settlements from matured derivatives, inclusive of net premiums, were $2.7 million in the second quarter of 2016 or $7.36/Boe. Cash settlements from matured derivatives, inclusive of net premiums, for the first quarter of 2016 and the second quarter of 2015 were $17.85/Boe and $5.19/Boe, respectively.

Operating Revenues - Operating revenues, which include cash settlements from matured derivatives, inclusive of net premiums, were $17.5 million, or $47.19/Boe in the second quarter of 2016. Total operating revenues decreased 3.9% from the previous quarter and decreased 26.4% from the second quarter of 2015. The negative sequential variance was attributable to 4.9% lower daily production and lower realizations on matured derivatives. On a year-over-year basis, the negative variance was the result of 11.7% lower daily production and 16.7% lower realized prices.

Lease Operating Expenses - LOE was $5.8 million, or $15.57/Boe, in the second quarter of 2016, representing a slight 0.1% increase from the first quarter of 2016 and a decrease of 14.2% from the second quarter of 2015, on a per Boe basis. Ongoing cost controls and lower workover expenses resulted in sequential and year-over-year decreases in total LOE of $0.3 million and $1.8 million, respectively.

Production Taxes - Production taxes in the second quarter of 2016 were $0.7 million, or $1.97/Boe, reflecting an effective tax rate of 5.0%. Production taxes for the first quarter of 2016 were $0.6 million, or $1.52/Boe, for an effective tax rate of 5.3%. Production taxes for the second quarter of 2015 were $1.3 million, or $3.14/Boe, reflecting an effective tax rate of 6.1%. The sequential and year-over-year decrease in the effective production tax rate was attributable to a greater proportion of Permian production, which bears a lower state production tax rate, and continued benefit from the Enhanced Oil Recovery Production Tax Exemption approved by the Oklahoma Corporation Commission during mid-year 2015 for one of our Northeastern Oklahoma units.

Impairment Expense - We review our long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If the carrying amount exceeds the property's estimated fair value, we adjust the carrying amount of the property to fair value through a charge to impairment expense. The Partnership recognized a $4.5 million non-cash impairment charge during the second quarter of 2016, which included a $0.9 million impairment of proved oil and natural gas properties and $3.6 million impairment charge related to Hugoton assets held for sale. There were no impairment charges during the first quarter of 2016 or second quarter of 2015.

Depreciation, Depletion, and Amortization Expenses ("DD&A") - DD&A for the second quarter of 2016 was $5.8 million, or $15.63/Boe. On a per Boe basis, the second quarter of 2016 results reflect a 0.2% increase over the previous quarter and an 19.8% decrease over the second quarter of 2015. The year-over-year decrease in DD&A per Boe was due to the decline in the carrying value of the underlying assets in our portfolio.

General and Administrative Expenses ("G&A") - G&A during the second quarter of 2016 was $1.5 million, or $3.98/Boe, and included $0.3 million, or $0.70/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long-Term Incentive Program. G&A for the first quarter of 2016 was $2.1 million, or $5.35/Boe, and included $0.4 million, or $1.00/Boe, in non-cash equity-based compensation. G&A for the second quarter of 2015 was $1.6 million, or $3.90/Boe, and included $0.4 million, or $0.89/Boe, in non-cash equity-based compensation. The sequential decrease in G&A per Boe was primarily due to higher professional, legal and accounting fees and higher public reporting expenses related to the 2015 year-end audit and K-1 tax preparation recognized during the first quarter of 2016. The year-over-year increase in G&A per Boe was primarily due to lower production.

Net Interest Expense - Net interest expense for the second quarter of 2016 was $2.1 million, or $5.53/Boe, a 1.8% decrease from the first quarter of 2016 and a 27.1% increase from the second quarter of 2015, on a Boe basis. The year-over-year increase in net interest expense on a per Boe basis reflects lower production volumes in addition to a higher pricing grid established during the Fall 2015 borrowing base redetermination. The average effective interest rate approximated 4.13% for the second quarter of 2016, compared to 4.17% for the first quarter of 2016 and 2.95% for the second quarter of 2015.
Net Loss - For the second quarter of 2016, Mid-Con Energy reported a net loss of $15.8 million. Net loss as reported represents $0.52 per limited partner unit, based on an average of 29.8 million outstanding and fully diluted ("FD") limited partner units during the second quarter of 2016. Net loss for the first quarter of 2016 was $3.3 million, or $0.11 per limited partner unit, based on an average of 29.8 million outstanding and FD limited partner units during the period. For the second quarter of 2015, net loss was $7.9 million, or $0.26 per limited partner unit, based on an average of 29.7 million outstanding and FD limited partner units during the period. The negative sequential variance was primarily attributable to the unfavorable net effect of our derivatives and non-cash impairment charges incurred during the second quarter of 2016.  On a year-over-year basis, the negative variance was due to lower oil and natural gas revenues, the unfavorable net effect of our derivatives and higher impairment charges partially offset by lower LOE, production taxes, and DD&A.

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the second quarter of 2016 was $11.6 million, or $31.35/Boe. The second quarter of 2016 results were 8.7% below the previous quarter of $34.35/Boe and 2.0% above the second quarter of 2015 of $30.75/Boe. Adjusted EBITDA decreased sequentially due to lower operating revenues, which included lower cash settlements from matured derivatives and lower production partially offset by lower LOE, production taxes, and G&A. On a year-over-year basis, the positive variance was attributable to lower LOE, production taxes, and G&A partially offset by lower production and operating revenues.

Distributable Cash Flow ("DCF") - DCF, a Non-GAAP measure, for the second quarter of 2016 was $8.6 million after subtracting $1.8 million in cash interest expense and $1.2 million in estimated maintenance capital expenditures from Adjusted EBITDA. Relative to the first quarter of 2016 and the second quarter of 2015, DCF decreased 17.4% and decreased 2.0%, respectively. DCF per unit was $0.284, based on 29.8 million limited partner units and 360,000 general partner units outstanding as of August 1, 2016.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the price of oil and natural gas. We believe this risk management strategy will serve to secure a baseline portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

Pursuant to Amendment No. 9 to the credit agreement, the Partnership completed a hedge restructuring on July 1, 2016, which resulted in the early monetization of existing commodity derivative contracts covering production for the months of July 2016 to September 2016. The Partnership replaced volumes restructured with at-the-market swap contracts in equal amounts. Net restructuring proceeds were used to reduce borrowings outstanding under the Partnership's revolving credit facility.

As of August 1, 2016, the following unaudited table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18
WTI Swap Volume (Bbl/d)	3,261	1,304	—	—	—	—	—	—	—	—
Price ($/Bbl)	$48.88	$64.18	$—	$—	$—	$—	$—	$—	$—	$—

Collar Volume (Bbl/d)	—	—	667	659	652	652	1,500	1,484	1,141	1,141
Call Strike Price ($/Bbl)	$—	$—	$49.00	$50.15	$51.22	$52.35	$57.39	$57.92	$52.42	$53.13
Put Strike Price ($/Bbl)	$—	$—	$40.00	$40.00	$40.00	$40.00	$45.00	$45.00	$43.57	$43.57

Put Volume (Bbl/d)(1)	—	1,957	2,000	1,978	1,957	1,794	—	—	326	326
Put Strike Price ($/Bbl)(1)	$—	$50.00	$50.00	$50.00	$50.00	$50.00	$—	$—	$45.00	$45.00

Total Hedged Volume - Total (Bbl/d)	3,261	3,261	2,667	2,637	2,609	2,446	1,500	1,484	1,467	1,467
Floor Strike Price ($/Bbl)	$48.88	$55.67	$47.50	$47.50	$47.50	$47.33	$45.00	$45.00	$43.89	$43.89
% Hedged(2)	81%	81%	66%	65%	64%	60%	37%	37%	36%	36%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).
(2) Estimated percent hedged based on the midpoint of 2016 production guidance.

HUGOTON DIVESTITURE CLOSING
On July 28, 2016, Mid-Con Energy closed its previously announced sale of oil and natural gas assets within the Hugoton area to PO&G Panhandle, LP, an affiliate of P.O.&G. Resources, LP, at a contract price of $18.0 million, subject to post-closing purchase price adjustments. Net divestiture proceeds were used to reduce borrowings outstanding under the Partnership's revolving credit facility.

PERMIAN BOLT-ON ACQUISITION
On August 1, 2016, Mid-Con Energy, through its wholly owned subsidiary, Mid-Con Energy Properties, LLC announced that it entered into a definitive agreement to acquire net proved oil and natural gas reserves estimated at 1.5 million barrels of oil equivalent ("MMBoe") for an aggregate purchase price of approximately $19.5 million. The acquisition is subject to customary post-closing adjustments and is expected to close on or before August 12, 2016 with an effective date of June 1, 2016. The acquisition will be funded through our previously announced private financing from investors including affiliates of Bonanza Capital, Investor John Goff, and Swank Capital.

DEBT AND LIQUIDITY SUMMARY
The Partnership announced results of its spring 2016 borrowing base redetermination on May 31, 2016, which resulted in an initial $110.0 million conforming borrowing base and $53.0 million permitted overadvance effective June 1, 2016. At June 30, 2016, debt outstanding was approximately $162.0 million and total liquidity included $4.0 million of available cash.

After giving effect to net proceeds received from the July 2016 hedge restructuring and closing of the Hugoton divestiture, Mid-Con Energy reduced debt outstanding under the revolving credit facility by an additional $22.7 million since quarter end. As of August 1, 2016, debt outstanding totaled approximately $139.3 million. Effective upon closing of the Permian asset purchase, the Partnership previously announced that it had received unanimous lender support to increase the pro forma conforming borrowing base of its revolving credit facility to $140.0 million subject to execution of Amendment No. 10 to the credit agreement.

2016 GUIDANCE
The following outlook is subject to all the cautionary statements and limitations described under the "Forward-Looking Statements" caption at the end of this press release. These estimates and assumptions reflect management's best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2016 Guidance as of 08/01/16	2016
Net production (Boe/d)(1)	3,850	-	4,250
Lease operating expense per Boe	$14.50	-	$17.50
Production taxes (% of total revenue)	5.1%	-	5.5%
Estimated capital expenditures	$8.0 MM
(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

SECOND QUARTER 2016 CONFERENCE CALL
As announced on July 25, 2016, Mid-Con Energy’s management will host a conference call on Tuesday, August 2, 2016 at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 55506072) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations" in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through August 9, 2016, by dialing 1-855-859-2056 (Conference ID: 55506072). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS LP
Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, and the Permian. For more information, please visit Mid-Con Energy's website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," "estimate," "intend," "expect," "plan," "project," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission ("SEC") available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$4,019	$615
Accounts receivable:
Oil and natural gas sales	5,233	4,551
Other	1,346	5,009
Derivative financial instruments	4,687	24,419
Prepaids and other	427	623
Assets held for sale, net	20,821	—
Total current assets	36,533	35,217
Property and Equipment:
Oil and natural gas properties, successful efforts method:
Proved properties	418,260	518,916
Accumulated depletion, depreciation, amortization and impairment	(165,362)	(232,008)
Total property and equipment, net	252,898	286,908
Derivative financial instruments	—	1,144
Other assets	3,202	3,817
Total assets	$292,633	$327,086

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$2,290	$3,185
Related parties	620	559
Derivative financial instruments	443	—
Accrued liabilities	941	165
Current maturities of long-term debt	52,018	30,000
Liabilities related to assets held for sale	2,821	—
Total current liabilities	59,133	33,909
Derivative financial instruments	1,231	—
Long-term debt	110,000	150,000
Asset retirement obligations	10,219	12,679
Commitments and contingencies

EQUITY, per accompanying statements:
Partnership equity:
General partner interest	(180)	47
Limited partners- 29,784,015 and 29,724,890 units issued and outstanding as of June 30, 2016 and December 31, 2015, respectively.	112,230	130,451
Total equity	112,050	130,498
Total liabilities and equity	$292,633	$327,086

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Oil sales	$14,447	$21,244	$25,553	$38,538
Natural gas sales	330	367	493	644
Loss on derivatives, net	(10,088)	(8,871)	(7,520)	(7,227)
Total revenues	4,689	12,740	18,526	31,955
Operating costs and expenses:
Lease operating expenses	5,777	7,617	11,842	16,532
Oil and natural gas production taxes	732	1,319	1,324	2,428
Impairment of proved oil and natural gas properties	895	—	895	—
Impairment of assets held for sale	3,578	—	3,578	—
Depreciation, depletion and amortization	5,800	8,191	11,885	16,037
Accretion of discount on asset retirement obligations	159	93	316	185
General and administrative	1,478	1,637	3,566	5,278
Total operating costs and expenses	18,419	18,857	33,406	40,460
Gain on sale of oil and natural gas properties	13	—	13	—
Loss from operations	(13,717)	(6,117)	(14,867)	(8,505)
Other income (expense):
Interest income and other	2	3	38	6
Interest expense	(2,054)	(1,830)	(4,253)	(3,557)
Total other expense	(2,052)	(1,827)	(4,215)	(3,551)
Net loss	$(15,769)	$(7,944)	$(19,082)	$(12,056)
Allocation of net loss:
General partner's interest in net loss	$(188)	$(95)	$(227)	$(145)
Limited partners’ interest in net loss	$(15,581)	$(7,849)	$(18,855)	$(11,911)

Net loss per limited partner unit:
Basic and diluted	$(0.52)	$(0.26)	$(0.63)	$(0.40)

Weighted average limited partner units outstanding:
Limited partner units (basic and diluted)	29,785	29,656	29,777	29,572

Mid-Con Energy Partners, LP and subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(19,082)	$(12,056)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	11,885	16,037
Debt issuance costs amortization	674	559
Accretion of discount on asset retirement obligations	316	185
Impairment of proved oil and natural gas properties	895	—
Impairment of assets held for sale	3,578	—
Mark-to-market on derivatives:
Loss on derivatives, net	7,520	7,227
Cash settlements received for matured derivatives	17,285	7,183
Cash settlements received for early terminations and modifications of derivatives, net	—	11,069
Cash premiums paid for derivatives, net	(2,257)	(15,266)
Gain on sale of oil and natural gas properties	(13)	—
Non-cash equity-based compensation	650	2,316
Changes in operating assets and liabilities:
Accounts receivable	(682)	1,031
Other receivables	3,822	3,287
Prepaids and other	146	13
Accounts payable and accrued liabilities	162	(2,807)
Net cash provided by operating activities	24,899	18,778
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(3,495)	(8,628)
Acquisitions of oil and natural gas properties	—	(1)
Proceeds from sale of oil and natural gas properties	7	—
Net cash used in investing activities	(3,488)	(8,629)
Cash Flows from Financing Activities:
Proceeds from line of credit	—	23,000
Payments on line of credit	(17,982)	(28,000)
Offering costs	(16)	(88)
Distributions paid	—	(7,504)
Debt issuance costs	(9)	—
Net cash used in financing activities	(18,007)	(12,592)
Net increase (decrease) in cash and cash equivalents	3,404	(2,443)
Beginning cash and cash equivalents	615	3,232
Ending cash and cash equivalents	$4,019	$789

Supplemental Cash Flow Information:
Cash paid for interest	$3,700	$3,039
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and natural gas properties	$338	$477

NON-GAAP FINANCIAL MEASURES

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow,” each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	(Gain) loss on derivatives, net;

•	Cash settlements received (paid) for matured derivatives, net;

•	Cash settlements received for early terminations and modifications of derivatives, net;

•	Cash premiums received (paid) for matured derivatives, net;

•	Cash premiums (paid) at inception of derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Impairment of assets held for sale;

•	Non-cash equity-based compensation;

•	Dry hole costs and abandonments of unproved properties; and

•	(Gain) loss on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;

•	Estimated maintenance capital expenditures; and

•	Other non-operating cash income (expense).

Mid-Con Energy Partners, LP and subsidiaries
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
(Unaudited)
	Three Months Ended
	June 30,	March 31,	June 30,
	2016	2016	2015
Net loss	$(15,769)	$(3,313)	$(7,944)
Interest expense, net	2,052	2,197	1,827
Depreciation, depletion and amortization	5,800	6,085	8,191
Accretion of discount on asset retirement obligations	159	157	93
Loss (gain) on derivatives, net	10,088	(2,568)	8,871
Cash settlements received for matured derivatives, net	6,191	11,094	2,423
Cash premiums paid for matured derivatives, net	(1,611)	(646)	(919)
Impairment of proved oil and natural gas properties	895	—	—
Impairment of assets held for sale	3,578	—	—
Non-cash equity based compensation	260	390	372
Gain on sale of assets	(13)
Adjusted EBITDA	$11,630	$13,396	$12,914
Less:
Cash interest expense	1,764	1,936	1,597
Estimated maintenance capital expenditures	1,239	982	2,518
Other non-operating cash income	—	34	—
Distributable Cash Flow	$8,627	$10,444	$8,799

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(918) 743-7575